Exhibit (c)(8)

Minority Squeeze-Outs of Public Companies Precedents

U.S. Transactions Across Industries

Basis of Presentation

- Time Period: 2019 to present
- Precedents across industries from minority squeeze-outs of public companies in the U.S.
- Equity Value Size: $1,000MM+
- Excludes real estate, insurance and financial transactions
- Excludes withdrawn offers

U.S. Squeeze-Out Precedents Across Industries

							Premium to Unaffected		
Date Ann.	Target	Acquirer	Industry	Target Nation	Ownership Prior to Ann. (%)	Stake Sought (%)	Initial Offer (%)	Final Offer (%)	Equity Value ($MM)
2022	Shell Midstream Partners LP	Shell Midstream LP Hldg LLC	Energy	United States	68.5	31.5	n.a.	9.6	1,963
2022	Continental Resources Inc	Omega Acquisition Inc	Energy	United States	82.6	17.4	8.5	15.2	4,701
2021	Phillips 66 Partners LP	Phillips 66 Co	Energy	United States	74.3	25.7	n.a.	4.8	2,961
2020	Eidos Therapeutics Inc	BridgeBio Pharma Inc	Biotech / Pharma	United States	60.8	39.2	n.a.	41.1	1,113
2020	TerraForm Power Inc	Brookfield Renewable Partners	Utilities	United States	61.6	38.4	11.0	17.4	1,440
2019	AVX Corp	KYOCERA Corp	Technology	United States	72.0	28.0	29.7	44.6	1,031
Mean					**70.0**	**30.0**	**16.4**	**22.1**	**2,201**
Median					**70.3**	**29.8**	**11.0**	**16.3**	**1,701**

Source: Thomson Reuters, Company Filings, Deal Point Data

PRELIMINARY DRAFT / HIGHLY CONFIDENTIAL

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